Exhibit 10.1

BKV CORPORATION

EXECUTIVE SEVERANCE PLAN

(September 24, 2026)

Article I
GENERAL

The provisions of this Plan will be effective as of September 24, 2026 (the “Effective Date”) and will remain in effect, subject to the right of the Board or the Committee to amend or terminate this Plan at any time pursuant to Section 5.5. The rights, if any, of any person hereunder will be determined pursuant to this Plan as in effect on the date such person ceases to be an employee of the Company Group, unless a subsequently adopted provision of this Plan is applicable to such person in accordance with the provisions of Section 5.5.

Article II
DEFINITIONS AND USAGE

2.1            Definitions. Wherever used in this Plan, the following terms will have the meanings set forth below unless the context plainly requires a different meaning:

(a)            “2024 Plan” means the BKV Corporation 2024 Equity and Incentive Compensation Plan, as amended and restated as of March 5, 2026, and as may be further amended or amended and restated from time to time.

(b)            “Base Salary” means a Participant’s annual base salary as in effect as of immediately prior to the Termination Date; provided that if the Participant resigns for Good Reason due to a reduction in the Participant’s annual base salary, then “Base Salary” means the Participant’s annual base salary as in effect as of immediately prior to such reduction.

(c)            “Board” means the Board of Directors of the Company.

(d)            “Cause” has the meaning assigned to it in a Participant’s Employment Agreement or, if the Participant does not have an Employment Agreement (or such Employment Agreement does not define “Cause”), “Cause” means:

(i)              the Participant’s commission of a felony or any crime of moral turpitude, in each case, relating to the Company Group or that is materially injurious to the Company Group’s reputation;

(ii)             commission of an act of dishonesty, fraud, misrepresentation, embezzlement, breach of fiduciary duty or deliberate injury or attempted injury, in each case relating to the Company Group;

(iii)            the Participant’s repeated failure to perform the Participant’s duties in accordance with the Participant’s job description or Employment Agreement, or the Participant’s material or repeated insubordination;

(iv)           a material or repeated breach by the Participant of any material provision of any agreement between the Participant and a member of the Company Group; or

(v)            the Participant’s material or repeated failure to comply with, or the Participant’s material breach of, the established work rules or internal policies of the Company Group.

In each case, the Committee has the sole discretion to determine in its reasonable judgment whether Cause exists.

(e)            “Change in Control” has the meaning assigned to it in the 2024 Plan.

(f)            “CEO” means the Chief Executive Officer of the Company.

(g)            “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(h)            “Code” means the Internal Revenue Code of 1986, as amended.

(i)            “Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board to administer this Plan.

(j)            “Common Shares” has the meaning assigned to it in the 2024 Plan.

(k)            “Company” means BKV Corporation, a Delaware corporation, and its successors.

(l)            “Company Group” means, collectively, the Company and its Subsidiaries.

(m)            “Comparable Offer” means an offer of employment to a Participant from an acquirer in a transaction referenced in Section 4.5 that provides for (i) an annual base salary and target annual bonus opportunity that are no less favorable than the Participant’s then-current annual base salary and target annual bonus opportunity, (ii) a principal place of employment that is not more than 50 miles from the Participant’s then- principal place of employment and (ii) severance benefits that are either (A) substantially comparable in the aggregate to the Severance Benefits provided under this Plan or (B) no less favorable than the severance benefits provided to similarly situated employees of the acquirer.

(n)            “Employment Agreement” means an employment or other service-related agreement between a Participant and a member of the Company Group.

(o)            “Equity Awards” means, collectively, all time-based restricted stock unit awards, performance-based restricted stock unit awards and other equity awards that were granted to a Participant pursuant to the 2024 Plan (or any successor plan thereto) and that are outstanding and unvested as of immediately prior to the Termination Date.

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(p)            “Good Reason” has the meaning assigned to it in a Participant’s Employment Agreement or, if the Participant does not have an Employment Agreement (or such Employment Agreement does not define “Good Reason”), “Good Reason” means:

(i)              a reduction in the Participant’s Base Salary or Target Bonus;

(ii)             a material breach by any member of the Company Group of any material provision of any agreement with the Participant;

(iii)            a material adverse change in the Participant’s authority, duties or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated); or

(iv)            a relocation of the Participant’s principal place of employment by more than 50 miles.

Notwithstanding the foregoing, the Participant will not be considered to have terminated employment for Good Reason unless (A) within 60 days after the occurrence of an event described in clause (i), (ii), (iii) or (iv) above, the Participant gives the Company written notice of the existence of such event, (B) the Company does not cure such event within 60 days after receiving such notice and (C) the Participant terminates employment within 30 days after the end of the Company’s cure period.

(q)            “Performance-Based Award” means an Equity Award that, as of immediately prior to the Termination Date, was scheduled to vest based on the achievement of one or more performance goals.

(r)            “Plan” means this BKV Corporation Executive Severance Plan, as amended from time to time.

(s)            “Qualifying Termination” means termination of a Participant’s employment (i) by the Company Group without Cause (other than due to death or disability) or (ii) by the Participant for Good Reason. For clarity, the transfer of a Participant’s employment from one member of the Company Group to another member of the Company Group or to a Related Entity will not constitute a termination of the Participant’s employment.

(t)            “Related Entity” means a corporation, company or other entity (i) at least 50%, and not more than 60%, of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but at least 50%, and not more than 60%, of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

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(u)            “Restrictive Covenants” means, collectively, all covenants relating to non-competition, non-solicitation of customers and employees and other service providers, confidentiality and non-disparagement to which a Participant is subject that are contained in (ii) the Separation Agreement or (ii) any other agreement between a Participant and any member of the Company Group.

(v)            “Separation Agreement” means an agreement in the form provided by the Company to a Participant no later than 30 days after the Termination Date that (i) includes a waiver and release of claims against the Company Group and its affiliates and (ii) unless otherwise determined by the Committee, includes Restrictive Covenants.

(w)            “Severance Arrangement” means any (i) agreement between a Participant and any member of the Company Group (including, without limitation, an Employment Agreement or an award agreement for an Equity Award) or (ii) written plan or policy maintained by any member of the Company Group in which the Participant participates (including, without limitation, the 2024 Plan) that, in either case, provides for payments or benefits in connection with the Participant’s termination of employment with the Company Group.

(x)            “Severance Benefits” means, collectively, the payments and benefits to which a Participant is entitled pursuant to Section 4.1 or Section 4.2, as applicable.

(y)            “Subsidiary” has the meaning assigned to it in the 2024 Plan.

(z)            “Target Bonus” means a Participant’s target bonus opportunity under the Company’s annual bonus program for the fiscal year in which the Termination Date occurs.

(aa)      “Termination Date” means the date that a Participant’s employment with the Company Group terminates; provided that such termination is a “separation from service” (as defined in Section 409A of the Code).

(bb)      “Tier 1 Participant” means a Participant other than the CEO.

(cc)      “Time-Based Award” means an Equity Award that, as of immediately prior to the Termination Date, was scheduled to vest based solely on the Participant’s continued employment.

Article III
PARTICIPATION

3.1            Participants. The participants in this Plan (each, a “Participant”) include (a) the CEO, (b) each individual who as of the Effective Date is designated as a Tier 1 Participant on Exhibit A hereto, and (c) each other officer or key employee of the Company Group whom the Committee from time to time may designate as a Tier 1 Participant.

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Article IV
SEVERANCE BENEFITS

4.1            Severance Benefits (No Change in Control). If a Participant experiences a Qualifying Termination at any time other than during the two-year period beginning on the date on which a Change in Control occurs, then subject to the terms and conditions set forth in this Article IV, the Participant will be entitled to the payments and benefits set forth in this Section 4.1.

(a)            Base Salary and Target Bonus Payment. The Participant will receive payments in an aggregate amount equal to the product of (i) two (if the Participant is the CEO) or one (if the Participant is a Tier 1 Participant), multiplied by (ii) the sum of the Base Salary plus the Target Bonus, payable in substantially equal installments in accordance with the Company Group’s usual payroll practices during the 24-month period beginning the Termination Date (if the Participant is the CEO) or the 12-month period beginning the Termination Date (if the Participant is a Tier 1 Participant); provided that any such installments that would otherwise be payable prior to the Release Effective Date will be accumulated and paid on the first regularly scheduled payroll date following the Release Effective Date.

(b)            Prorated Target Bonus. The Participant will receive a payment in an amount equal to a prorated portion of the Target Bonus, calculated based on the number of calendar days that the Participant was employed with the Company Group during the fiscal year in which the Termination Date occurs, and paid on the first regularly scheduled payroll date following the Release Effective Date.

(c)            Equity Award Vesting. The Participant’s Equity Awards will be treated as follows:

(i)            A prorated portion of each Time-Based Award, calculated based on the number of calendar days that the Participant was employed with the Company Group during the applicable vesting period, will vest as of the Release Effective Date, and the Common Shares subject to such vested portion of such Time-Based Award will be delivered to the Participant as soon as practicable (and in no event later than 30 days) after the Release Effective Date.

(ii)            A prorated portion of each Performance-Based Award, calculated based on the number of calendar days that the Participant was employed with the Company Group during the applicable performance period, will remain outstanding as of the Release Effective Date and will vest as of the last day of the applicable performance period based on the level of achievement of the applicable performance goals, and the Common Shares subject to such vested portion of such Performance-Based Award will be delivered to the Participant as soon as practicable (and in no event later than 60 days) after the last day of such performance period.

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(d)            Health Benefit Payments. To the extent that, as of immediately prior to the Termination Date, the Participant and the Participant’s eligible dependents, if applicable, were covered under the Company Group’s medical, dental and vision plans, the Participant will receive payments in an aggregate amount equal to the Company Group’s portion of the monthly premium for such coverage for the 24-month period beginning the Termination Date (if the Participant is the CEO) or the 12-month period beginning the Termination Date (if the Participant is a Tier 1 Participant), payable in substantially equal installments in accordance with the Company’s usual payroll practices during such period; provided that any such installments that would otherwise be payable prior to the Release Effective Date will be accumulated and paid on the first regularly scheduled payroll date following the Release Effective Date. For clarity, the Participant will not be required to elect to continue to participate in such plans under COBRA to receive the payments described in this Section 4.1(d).

(e)            Prior Year Annual Bonus. If the Termination Date occurs prior to the date on which the Participant receives payment of the annual bonus, if any, earned by the Participant for the fiscal year prior to the fiscal year in which the Termination Date occurs, the Participant will receive payment of such annual bonus, in the amount, if any, determined based on actual performance for such fiscal year in accordance with the terms of the Company’s annual bonus program for such fiscal year, payable on the regular payment date under such program (or, if later, on the Release Effective Date).

4.2            Change in Control Severance Benefits. If a Participant experiences a Qualifying Termination any time during the two-year period beginning on the date on which a Change in Control occurs, then subject to the terms and conditions set forth in this Article IV, the Participant will be entitled to the payments and benefits set forth in this Section 4.2.

(a)            Base Salary and Target Bonus Payment. The Participant will receive a payment in an amount equal to the product of (i) three (if the Participant is the CEO) or two (if the Participant is a Tier 1 Participant) multiplied by (ii) the sum of the Base Salary plus the Target Bonus, payable in a lump sum on the first regularly scheduled payroll date following the Release Effective Date.

(b)            Prorated Target Bonus. The Participant will receive a payment in an amount equal to a prorated portion of the Target Bonus, calculated based on the number of calendar days that the Participant was employed with the Company Group during the fiscal year in which the Termination Date occurs, and paid on the first regularly scheduled payroll date following the Release Effective Date.

(c)            Equity Award Vesting. The Participant’s Equity Awards will be treated as follows:

(i)            Each Time-Based Award will fully vest as of the Release Effective Date, and the Common Shares subject to such Time-Based Award will be delivered to the Participant as soon as practicable (and in no event later than 30 days) after the Release Effective Date.

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(ii)            Each Performance-Based Award will remaining outstanding as of the Release Effective Date and thereafter will vest at the greater of (A) the target amount or (B) based on the actual achievement of the applicable performance goals for the applicable performance period, and the Common Shares subject to such vested portion of such Performance-Based Award will be delivered to the Participant as soon as practicable (and in no event later than 60 days) after the last day of such performance period.

(d)            Health Benefit Payments. To the extent that, as of immediately prior to the Termination Date, the Participant and the Participant’s eligible dependents, if applicable, were covered under the Company Group’s medical, dental and vision plans, the Participant will receive payments in an aggregate amount equal to the Company Group’s portion of the monthly premium for such coverage for the 36-month period beginning the Termination Date (if the Participant is the CEO) or the 24-month period beginning the Termination Date (if the Participant is a Tier 1 Participant), payable in substantially equal installments in accordance with the Company’s usual payroll practices during such period; provided that any such installments that would otherwise be payable prior to the Release Effective Date will be accumulated and paid on the first regularly scheduled payroll date following the Release Effective Date. For clarity, the Participant will not be required to elect to continue to participate in such plans under COBRA to receive the payments described in this Section 4.2(d).

(e)            Prior Year Annual Bonus. If the Termination Date occurs prior to the date on which the Participant receives payment of the annual bonus, if any, earned by the Participant for the fiscal year prior to the fiscal year in which the Termination Date occurs, the Participant will receive payment of such annual bonus, in the amount, if any, determined based on actual performance for such fiscal year in accordance with the terms of the Company’s annual bonus program for such fiscal year, payable on the regular payment date under such program (or, if later, on the Release Effective Date).

4.3            Requirements for Severance Benefits. A Participant’s entitlement to Severance Benefits is subject to the requirements set forth in this Section 4.3.

(a)            Release. The Participant must (i) execute and deliver to the Company the Separation Agreement by the deadline set forth therein and (ii) not revoke the Separation Agreement during any revocation period provided thereunder (the date on which the Separation Agreement becomes effective and irrevocable, the “Release Effective Date”).

(b)            Restrictive Covenants. The Participant must comply with all Restrictive Covenants. If the Participant breaches any Restrictive Covenant, the Participant will repay to the Company any Severance Benefits that the Participant previously received, and no further Severance Benefits will be payable to the Participant.

4.4            Coordination with Severance Arrangements. Notwithstanding anything in this Plan to the contrary, if the Participant would be entitled to receive a payment or benefit in connection with a Qualifying Termination pursuant to any applicable Severance Arrangement (an “Other Severance Benefit”) that is of the same type as a Severance Benefit that the Participant would be entitled to receive pursuant to Section 4.1 or 4.2 of this Plan, then first the Participant will be entitled to receive such Other Severance Benefit, and second, if and only if the value of such Severance Benefit exceeds the value of such Other Severance Benefit, the Participant will be entitled to receive a portion of such Severance Benefit that has a value equal to such excess. The determination of (a) whether an Other Severance Benefit is of the same type as a Severance Benefit and (b) if so, the value of such Other Severance Benefit and the value of such Severance Benefit will, in each case, be determined by the Committee.

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4.5            Transfer to Acquirer in Corporate Transaction. Notwithstanding anything in this Plan to the contrary, if (i) the Participant ceases to be employed with the Company Group as a result of, or in connection with, a corporate transaction with an acquirer (other than a member of the Company Group or a Related Entity) that does not constitute a Change in Control, including, without limitation, a sale of a Subsidiary or a Related Entity or a sale of assets of the Company Group or a Related Entity, and (ii) the Participant receives a Comparable Offer from the acquirer in such transaction (regardless of whether the Participant accepts such Comparable Offer), the Participant will not be entitled to Severance Benefits as a result of such cessation of employment, and the Participant will cease to participate in this Plan effective as of the consummation of such transaction. If the Participant does not receive a Comparable Offer from the acquirer in such transaction, the Participant will be entitled to Severance Benefits as a result of such cessation of employment on the terms set forth in this Plan.

4.6            No Mitigation through Subsequent Employment. No Participant will be required to mitigate the amount of any payment provided for in this Plan by seeking other employment, nor will the amount of any payment provided for in this Plan be reduced by any compensation earned by a Participant as the result of employment by another person after the Termination Date.

4.7            Code Section 280G. Notwithstanding anything in this Plan to the contrary, if any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any reduction (if any) required under this Section 4.7 (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax (the “Excise Tax”), then the Company will automatically reduce (the “Reduction”) the Payment to the minimum extent necessary to prevent the Payment (after the Reduction) from being subject to the Excise Tax, but only if, by reason of the Reduction, the after-tax benefit of the reduced Payment exceeds the after-tax benefit if the Reduction was not made. If the after-tax benefit of the reduced Payment does not exceed the after-tax benefit if the Payment is not reduced, then the Reduction will not apply. If the Reduction applies, the Payment will be reduced in such a manner that provides the Participant with the best economic benefit and, to the extent any portions of the Payment are economically equivalent, each portion will be reduced pro rata. All determinations to be made under this Section 4.7 will be made by an independent public accounting firm selected by the Company, and the fees and expenses of the accounting firm will be paid by the Company. The accounting firm will provide detailed supporting calculations to the Company and the Participant. Absent manifest error, any determination by the accounting firm will be binding on the Company and the Participant. In any event, the Company will have no tax gross-up obligation or liability with respect to payment of a Participant’s excise tax liabilities under Section 4999 of the Code.

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Article V
MISCELLANEOUS PROVISIONS

5.1            Notices. All notices and other communications pursuant to or in connection with this Plan will be in writing and will be deemed to have been given when delivered in person to the persons specified below or deposited in the United States mail, certified or registered mail, postage prepaid and addressed as follows: (a) if to the Company, at the Company’s principal office address or such other address as the Company may have designated by written notice for purposes hereof, directed to the attention of the Chair of the Committee, in the care of the Company’s Secretary, and (b) if to a Participant, at the Participant’s residence address, as reflected in the records of the Company, or to such other address as the Participant may have designated to the Company in writing for purposes of this Plan.

5.2            Governing Law. All questions arising with respect to the provisions of this Plan will be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof.

5.3            Code Section 409A.

(a)            Interpretation. This Plan is intended to comply with or be exempt from the requirements of Section 409A of the Code and the regulations thereunder (“Section 409A”) and will be construed and interpreted in accordance with such intent. To the extent any payment or benefit provided under this Plan is subject to Section 409A, such benefit will be provided in a manner that complies with Section 409A.

(b)            Delay of Payment. To the extent required to comply with Section 409A (as determined by the Company), if a Participant is a “specified employee” as of the Termination Date (as determined by the Company), then all Severance Benefits due under this Plan that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following the Termination Date, will be accumulated through and paid or provided on the first business day that is more than six months after the Termination Date (or, if the Participant dies during such six-month period, within 90 days after the Participant’s death). Each payment under this Plan, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treasury Regulation § 1.409A-2(b).

5.4            Clawback. This Plan will be subject to any clawback policy of the Company Group in effect from time to time prior to a Change in Control.

5.5            Amendment or Termination. The Board or the Committee may amend (in whole or in part) or terminate this Plan at any time; provided, however, that no effect will be given to any action by the Board or the Committee that amends or terminates this Plan following a Change in Control to the extent such action would (but for this provision) reduce or eliminate the potential Severance Benefits to a Participant. Notwithstanding the foregoing, no termination or amendment of this Plan will reduce or terminate a Participant’s right to receive, or continue to receive, any Severance Benefits that are payable in respect of a Qualifying Termination that occurred prior to the date of such termination or amendment of this Plan.

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5.6            Administration.

(a)            The Committee will have full and final authority, subject to the express provisions of this Plan, with respect to designation of the Participants and administration of this Plan, including the authority to construe and interpret any provisions of this Plan and to take all other actions deemed necessary or advisable for the proper administration of this Plan, and such decisions will be binding on all parties.

(b)            The Company will indemnify and hold harmless each member of the Committee and any other employee of the Company who acts at the direction of the Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s or employee’s own gross negligence or willful misconduct. Expenses against which such member or employee will be indemnified hereunder will include the amounts of any settlement or judgment, costs, counsel fees and related charges incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

5.7            Company Successors. This Plan will be binding on and inure to the benefit of the Company, its successors and assigns (including any company into or with which the Company may merge or consolidate).

5.8            No Assignment by Participants. A Participant’s right to receive Severance Benefits hereunder will not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 5.8, the Company will have no liability to pay any amount so attempted to be assigned or transferred. The benefits under this Plan will inure to the benefit of and be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5.9            Tax Withholding. The Company may withhold from any Severance Benefits payable under this Plan all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

5.10            No Employment Rights Conferred. This Plan will not be deemed to create a contract of employment between a Participant and any member of the Company Group. Nothing contained in this Plan will (a) confer on a Participant any right with respect to continuation of employment with the Company Group or (b) subject to the rights and benefits of a Participant hereunder, interfere in any way with the right of the Company Group to terminate the Participant’s employment at any time.

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5.11            Entire Plan. This Plan contains the entire understanding of a Participant and the Company with respect to the subject matter herein. There are no restrictions, agreements, promises, warranties, covenants or undertakings between a Participant and the Company with respect to the subject matter herein other than those expressly set forth herein.

5.12            Severability. If any provision of this Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan will not be affected thereby.

5.13            Headings. The titles and headings to Sections contained in this Plan are for convenience of reference only and will not affect in any way the meaning or interpretation of this Plan.

5.14            Construction. Whenever the context requires, the gender of all words used in this Plan includes the masculine, feminine and neuter and terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless otherwise specified, all references to Articles or Sections refer to articles or sections of this Plan. As used herein: (i) the word “includes” or “including” means “including, but not limited to,” unless the context otherwise requires; (ii) the words “shall” and “will” are used interchangeably and have the same meaning; (iii) the words “this Plan,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Plan will refer to this Plan as a whole and not any particular Section in which such words appear; and (iv) the word “or” will have the inclusive meaning represented by the phrase “and/or” unless the context requires otherwise. A defined term has its defined meaning throughout this Plan, regardless of whether it appears before or after the place where it is defined.

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